EXHIBIT 10.32

                          REYNOLDS METALS COMPANY




           SUPPLEMENTAL LONG TERM DISABILITY PLAN FOR EXECUTIVES

                         Effective January 1, 1994
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                                 ARTICLE I

                            PURPOSE OF THE PLAN

          The purpose of the Plan is to assist the Company in attracting and retaining qualified individuals to serve as executives and to provide eligible executives with supplemental long term disability coverage.

                                ARTICLE II

                                DEFINITIONS


          2.01 "Company" shall mean Reynolds Metals Company, a Delaware corporation.

          2.02  "Effective Date" shall mean January 1, 1994.

          2.03 "Eligible Executive" shall mean an individual (a) who is employed by the Company or one of its subsidiaries as a salaried employee on or after the Effective Date and (b) whose monthly earnings (as that term is defined in the Long Term Disability Plan) when multiplied by twelve would equal or exceed $200,000.

          2.04 "Long Term Disability Plan" shall mean the group long term disability plan for salaried employees maintained by the Company to provide long term disability coverage based on monthly earnings (as that term is defined in the Long Term Disability Plan), as such plan may be amended, modified or replaced from time to time.

          2.05 "Participant" shall mean each Eligible Executive who is covered by the Long Term Disability Plan.

          2.06 "Plan" shall mean this Reynolds Metals Company Supplemental Long Term Disability Plan for Executives.

          2.07 "Plan Committee" shall mean the committee appointed by the Chief Executive Officer of the Company to administer the Plan.

                                ARTICLE III

                               PLAN BENEFITS

          3.01 If a Participant is receiving benefits from the Long Term Disability Plan, the Company shall pay the Participant a supplemental long term disability benefit each month equal to the excess, if any, of (a) an amount equal to what the Participant's benefit would be under the terms of the Long Term Disability Plan if the maximum benefit under that plan were $25,000 a month over (b) the benefit actually paid to the Participant under the Long Term Disability Plan for the month.

          3.02 Except as set forth in Section 3.01 above, no benefit shall be paid under the Plan upon the disability of a Participant. No benefit shall be payable under the Plan in any event for any month during which the Participant is not eligible for and in receipt of payments under the Long Term Disability Plan.

          3.03 In no event shall any benefit be payable under the Plan after a Participant retires.

                                ARTICLE IV

                         EMPLOYMENT BY COMPETITOR

          In the event a Participant engages in the operation or management of a business (whether as owner, partner, director, officer, employee, or otherwise) which at such time either is in substantial competition with the Company or with one of its subsidiaries, or which renders advice to a business which is in substantial competition with the Company or a subsidiary, coverage under the Plan shall cease. The determination of whether or not a Participant has engaged in any proscribed activity so as to cause the cessation of coverage under the Plan shall be made by the Plan Committee, whose determination shall be final, binding and conclusive.

                                 ARTICLE V

                              ADMINISTRATION

          The Plan Committee shall have full responsibility and authority to interpret and administer the Plan, including the power to promulgate rules of Plan administration, the power to settle any disputes as to rights or benefits arising from the Plan, the power to appoint agents and delegate its duties, and the power to make such decisions or take such actions as the Plan Committee, in its sole discretion, deems necessary or advisable to aid in the proper administration of the Plan. Actions and determinations by the Plan Committee shall be final, binding and conclusive for all purposes of the Plan.

                                ARTICLE VI

             AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN

          6.01 The Board of Directors of the Company may from time to time amend, suspend or terminate the Plan, in whole or in part.

          6.02 The Plan shall automatically terminate if the Long Term Disability Plan is modified so that the benefit payable thereunder can equal or exceed $25,000 a month.

          6.03 No amendment, suspension or termination of the Plan shall materially adversely affect the payment of a benefit already due under the Plan as the result of the disability of a Participant prior to such amendment, suspension or termination.

                                ARTICLE VII

                                  FUNDING

          No promises under the Plan shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of such promises. Benefit payments shall be made from the Company's general assets.

                               ARTICLE VIII

                            GENERAL PROVISIONS

          8.01 Neither the establishment of the Plan nor the payment of any benefits hereunder nor any action of the Company, including its Board of Directors, in connection therewith shall be held or construed to confer upon any individual any legal right to remain an officer or an employee of the Company or any of its subsidiaries.

          8.02 No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, except by will or the laws of descent and distribution, and any attempt thereat shall be void. No such benefit shall, prior to receipt thereof, be in any manner liable for or subject to the recipient's debts, contracts, liabilities, engagements, or torts.

          8.03 The Plan shall inure to the benefit of, and be binding upon, the Company and each Participant, and upon the successors and assigns of the Company and of each Participant.

          8.04 The Company shall deduct from the amount of any payments hereunder all taxes required to be withheld by applicable laws.

          8.05 The Plan shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

          Executed and adopted this 31st day of May, 1994, pursuant to action taken by the Board of Directors of Reynolds Metals Company at its meeting on November 19, 1993.

                                     REYNOLDS METALS COMPANY
                                     By  Donald T. Cowles

                                     Title:  Executive Vice President,
                                     Human Resources and External Affairs